As filed with the Securities and Exchange Commission on September 3, 1999.
                                               Registration No. 333-56083
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 6
                                       TO
                                    FORM S-3
                          Registration Statement Under
                           The Securities Act of 1933

                          TOP SOURCE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                           84-1027821
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                          Identification No.)

           7108 Fairway Drive, Suite 200, Palm Beach Gardens, FL 33418
                                 (561) 775-5756
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Mr. William C. Willis, Jr., President
                           TOP SOURCE TECHNOLOGIES, INC.
                           7108 Fairway Drive, Suite 200
                           Palm Beach Gardens, FL  33418
                           (561) 775-5756

                 (Name, address, including zip code, and telephone number, including area code, of agent for service) Copy to:
                           Michael D. Harris, Esq.
                           Michael Harris, P.A.
                           1645 Palm Beach Lakes Boulevard, Suite 550
                           West Palm Beach, Florida  33401
                           (561) 478-7077

         Approximation date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
                                                                  [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
                                                                  [X]



                         CALCULATION OF REGISTRATION FEE

                                                           Proposed               Proposed
                                                            maximum                maximum
Title of each class                                        offering               aggregate             Amount of
  of securities                     Amount to be           price per              offering            registration
to be registered                     registered              share                  price                 fee

Common Stock                         1,144,671(1)       $1.032 (2)           $1,181,300.47            $1,245.52(3)
($.001 par value)


         TOTAL REGISTRATION FEE                                                                       $1,245.52(3)
-----------------------------------------

(1) Consists of 621,288 shares of common stock issued in connection with the conversion of 5% Series A Convertible Preferred Stock ("Series A Preferred"), and 523,383 shares of common stock to be issued upon exercise of warrants.

(2) Estimated solely for the purpose of computing the registration fee based on the average of the high and low price of the Registrant's common stock in the consolidated reporting system on the American Stock Exchange on June 1, 1998.

(3)      Previously   paid  in  connection  with  the  initial  filing  of  this registration statement covering 3,500,000 shares of common stock. Because of the redemption of the Series A Preferred, the number of shares of common stock covered by this registration statement has been reduced even though an additional 273,383 shares of common stock, issuable upon exercise of additional warrants, have been added.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                          TOP SOURCE TECHNOLOGIES, INC.
                              CROSS REFERENCE SHEET

Form S-3 Item Numbers and Caption                                                 Heading in Prospectus
1.       Forepart of the Registration Statement and
           Outside Front Cover of Prospectus....................................  Cover   Page of Form S-3  and  Cover Page  of
                                                                                  Prospectus

2.       Inside Front and Outside Back Cover Pages of
           Prospectus...........................................................  Inside  Front and Outside  Back  Cover Pages of
                                                                                  Prospectus

3.       Summary Information, Risk Factors......................................  Not Applicable and
         and Ratio of Earning to Fixed Charges..................................  Risk Factors

4.       Use of Proceeds........................................................  Cover Page of Prospectus

5.       Determination of Offering Price........................................  Cover Page of Prospectus

6.       Dilution...............................................................  Not Applicable

7.       Selling Security Holders...............................................  Selling Stockholders

8.       Plan of Distribution...................................................  Cover Page of Prospectus and Plan of Distribution

9.       Description of Securities to be Registered.............................  Documents    Incorporated    by    Reference and
                                                                                  Description of Series B Preferred and Warrants

10.      Interests of Named Experts and Counsel.................................  Legal Matters and Experts

11.      Material Changes.......................................................  Recent   Developments

12.      Incorporation of Certain Information By Reference......................  Documents Incorporated by Reference

13.      Disclosure of Commission Position on ..................................  Part II
         Indemnification for Securities Act Liabilities

14.      Other Expenses of Issuance and Distribution............................  Part II

15.      Indemnification of Directors and Officers..............................  Part II

16.      Exhibits and Financial Statement Schedules.............................  Part II

17.      Undertakings...........................................................  Part II

                                   PROSPECTUS

                          TOP SOURCE TECHNOLOGIES, INC.
                         994,671 Shares of Common Stock

This Prospectus relates to an aggregate of 994,671 shares of common stock, $.001 par value per share (the "Common Stock"), of Top Source Technologies, Inc. (the "Company") being offered for sale by certain stockholders and warrantholders of the Company (the "Selling Stockholders"). These shares consist of 621,288 shares acquired in connection with the recent conversion of the outstanding 5% Series A Convertible Preferred Stock (the "Series A Preferred"), and 373,383 shares issuable upon the exercise of three classes of warrants (the "Warrants"). Of the Warrants, 100,000 are currently exercisable at $1.10 per share, 248,383 are exercisable at approximately $1.78 per share and 25,000 are exercisable at approximately $.89 per share. In May 1998, the Company sold to two foreign purchasers (the "Purchasers"), which are two of the Selling Stockholders, an aggregate of 1,000 shares of Series A Preferred for $1,000,000 (all of which has been converted or redeemed) and issued Warrants to purchase 250,000 shares of the Company's Common Stock (100,000 of which are currently exercisable) ("Class A Warrants") to the Purchasers and three other corporations designated by Intercontinental Holding Company, Ltd., the Placement Agent. The Class A Warrants are exercisable at $1.10 per share. In December 1998, the Company and the Purchasers modified the Series A Preferred resulting in the Company issuing an additional 25,000 Warrants exercisable at approximately $.89 per share (the "Class B Warrants"). The Company restructured its outstanding $3,020,000 9% Convertible Notes (the "Notes") and issued to certain noteholders, Warrants to purchase shares of the Company's Common Stock exercisable at approximately $1.78 which price is $1.00 above market on the date of the agreement ("Class C
Warrants"). The Series A Preferred and Warrants were issued to accredited investors pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933 (the "Securities Act") and Rule 506 thereunder. The Company was required to register the underlying shares of Common Stock. See "Description of Warrants".

         As of the date of this Prospectus, the Company's officers and directors beneficially own approximately 2.3% of the Company's Common Stock. Based upon information available to the Company, the only stockholder beneficially owning 5% or more of the Company's Common Stock is a registered investment advisor. According to a Schedule 13-G filed by the investment advisor on February 4, 1999, as the result of investment power over the accounts of its clients, the advisor and its affiliates are the beneficial owners of 5.85% of the Company's Common Stock, none of which are being offered for sale pursuant to this Prospectus. On September 1, 1999, the closing price of the Company's stock on the American Stock Exchange was approximately $1.31.

         All of the shares of Common Stock are offered for the respective accounts of the Selling Stockholders as listed in this Prospectus under "Selling Stockholders". The Company will receive none of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. However, the Company will receive a maximum of approximately $739,622 in connection with the exercise of the 523,383 Warrants, the underlying shares of which are covered by this Prospectus. Such proceeds will be used for general corporate purposes. All of the expenses of this offering, estimated at $40,000 will be borne by the Company.

         The Company has been advised by the Selling Stockholders that the Common Stock may be offered and sold from time to time by or on behalf of the Selling Stockholders, in or through transactions or distributions (including crosses and block transactions) on the American Stock Exchange or in the over-the-counter market at market prices prevailing at the time of sale, or at negotiated prices, and in connection therewith commissions may be paid to brokers. Brokers participating in such transactions may act as agents for the Selling Stockholders. The Selling Stockholders, and any brokers participating in this offering may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and any commissions received by them may be deemed to be underwriting compensation.


THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith to files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60604-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of this material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants including the Company that file electronically with the Commission. The address of the site is http:\\www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

         The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement certain parts of which are omitted in accordance with the rules of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement including the exhibits. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (other than exhibits). Requests should be directed to the Company at its principal executive offices, 7108 Fairway Drive, Suite 200, Palm Beach Gardens, Florida, 33418-3757, (561) 775-5756.

                       DOCUMENTS INCORPORATED BY REFERENCE


         On October 6, 1992, the Company's change of domicile merger from Colorado to Delaware became effective. Top Source, Inc., a Colorado corporation merged into its wholly-owned subsidiary Top Source Technologies, Inc., formerly known as Top Source, Inc., a Delaware corporation. The specifics of the merger are described in the Form 8-B filed with the Commission on November 14, 1992, which is specifically incorporated by reference into this Prospectus. As a result of the change of domicile merger, the Form 8-A, which is incorporated by reference herein, was filed with the Commission by the Company's predecessor, Top Source, Inc., a Colorado corporation.

         The  following   documents   filed  with  the   Commission  are  hereby
specifically incorporated by reference into this Prospectus:

(a) The Company's annual report on Form 10-K, as amended, for the fiscal year ended September 30, 1998;
(b) The Company's quarterly reports on Form 10-Q for the quarters ended December 31, 1998, March 31, 1999, and June 30, 1999, as amended;
(c) The Company's proxy statement dated November 6, 1998 and Supplement dated November 23, 1998 filed pursuant to Section 14 of the Exchange Act;
(d) The description of the Company's Common Stock filed by the Company predecessor, Top Source, Inc., a Colorado corporation, which is contained in the Registration Statement on Form 8-A filed on March 12, 1992, File No. 1-11046, including any amendments or reports filed for the purpose of updating such description;
(e) The description of the Company's change of domicile merger which is contained in the Registration Statement on Form 8-B filed on November 14, 1992 and any amendments and reports thereto; and
(f) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the Form 10-Q for the quarter ended June 30, 1999.

         In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus or in a supplement hereto modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  RISK FACTORS

         The shares of Common Stock of the Company involve a high degree of risk, including, but not necessarily limited to the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision. All statements, trend analysis and other information contained in this Prospectus relating to the proposed sale of the assets (the "Assets") of Top Source Automotive, Inc. (the "Proposed Transaction"), the future profitability of Top Source Automotive, Inc. ("TSA"), Top Source Instruments, Inc. ("TSI"), future operating results, the ability of the Company to achieve profitability, marketability of the Company's on-site oil analyzer ("OSA-II"), the receipt of future orders for the sale of overhead sound systems ("OHSS") from Daimler Chrysler AG ("Chrysler"), the strategic alliance formed with Flying J, Inc. ("Flying J") and the potential revenues which may arise therefrom, the ability of the Company to enter into additional strategic alliances or develop new technologies and the Company's future compliance with debt covenants as well as other statements including words such as "seek", "anticipate", "believe", "plan", "estimate", "expect", "intend" and other similar expressions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. Some or all of the results anticipated by these forward-looking statements may not occur since these statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Such risks and uncertainties include those identified in this "Risk Factors" section as well as the following: the ability of the proposed buyer of TSA to close the necessary financing; potential changes by Chrysler in the placement of its speakers in Jeep(TM) Wranglers or decline in production levels at Chrysler for vehicles installing OHSS; the Company's ability to market OSA-IIs; the acceptance of the OSA-II technology by the marketplace; a general tendency of large corporations not to change from known technology to emerging new technology; the reliability of the OSA-II technology over an extended period of time; the Company's ability to attract additional strategic partners for OSA-II and for TSA if the Company is unable to sell it; and other matters which may increase the Company's current losses.

         Historical Losses. Since inception, the Company has never reported income from operations. As of June 30, 1999, the Company had a retained earnings deficit of $28,899,693. The Company has provided cash to support its operations from the income generated by TSA, the recent sale of 19.9% of TSA common stock, the sale of the assets of United Testing Group, Inc. in 1996, the sale of securities pursuant to private placements and the exercise of stock options and warrants and from borrowings from institutional and private lenders. As described below, TSA has lost substantial revenues from Chrysler and the Company has entered into the Agreement to sell TSA. TSA will remain profitable in spite of its loss of revenues from Chrysler, unless Chrysler discontinues or materially reduces its business relationship with the Company beyond that described below in the risk factor entitled " Dependence on Chrysler". The Company has shifted its primary focus toward the sale of its OSA-II, which the Company completed developing about one year ago. However, the Company has generated only limited revenues from the sale and lease of first generation on-site oil analyzers ("OSA-Is"). Revenue for TSI for the year ended September 30, 1998 was $392,653 and $1,228,025 for the nine months ended June 30, 1999.
The identifiable assets relating to the oil analysis services segment were approximately $3,944,000, which includes the net value of the capitalized database of $2,073,000 at September 30, 1998. In order to achieve profitability, for which no assurances can be given, the Company is relying upon its ability to market and sell OSA-IIs in sufficient numbers to pay the Company's substantial fixed and other expenses. The Company believes that its marketing efforts will be successful. However, if the Company is unable to meet its goals or to have the necessary resources to sustain its marketing activities it could have a material adverse effect on the Company's business, the carrying value of the above listed assets, and the financial condition of the Company. The Company will continue to evaluate the success of the new marketing efforts as well as the carrying value of the related assets.
There can be no assurances that the Company will be profitable from operations in the future.

         Reliance on On-Site Oil Analyzer. For several years, the Company has concentrated on sale and marketing of its first generation OSA but with only limited success. Since June 1997, under the direction of the Company's new president, the number of OSA-Is (and OSA-IIs) used by customers has increased. Additionally, the Company augmented its technical expertise by the hiring of Dr. John Coates who has developed the second-generation machine OSA-II. The OSA-II is substantially smaller, quicker and less expensive than the OSA. Moreover, the OSA-II does not require the Company to rely upon an outside corporation to manufacture or assemble the machines. Because the Company is relying upon one product, there is a substantially increased degree of risk to investors.

         Development of OSA-II. The Company completed the development of the new OSA-II and in August 1998 completed the assembly of and shipped the first seven OSA-IIs. However, as with the development of any new product, unforeseen delays occur and problems may be discovered. Sophisticated computer software and complex machines often encounter developmental difficulties or "bugs" which only become apparent subsequent to widespread commercial use. Problems which may arise in the operation of the OSA-IIs could have a material adverse effect upon the Company's future operations.

         Inability to Market OSA-IIs. The Company has devoted substantial resources and different approaches to marketing the OSA-Is and OSA-IIs. Although the Company's marketing efforts over the last several years have increased the number of OSAs being used, the Company has only received orders for tests or leases of multiple machines from six companies. Without the receipt of numerous orders for multiple OSA-IIs and the generation of revenue by end-users it is not likely that the Company can profitably market and sell OSA-IIs.

         Dependence on Chrysler. Historically, the Company has derived almost all of its revenues from the sale of OHSS to Chrysler by TSA. In 1997, Chrysler discontinued using the OHSS on its Jeep(R) Cherokee vehicles. In November 1998, Chrysler discontinued producing its Jeep(R) Grand Cherokee Ltd. Plus, which is the only model that installed the OHSS on an OEM basis. TSA expects to continue assembling the OHSS for the Jeep(R) Wrangler through at least model year 2003. There can be no assurances that Chrysler will continue to order OHSS' from TSA. If Chrysler discontinues using the OHSS on the Jeep(R) Wrangler and the Proposed Transaction is not consummated, it will have a material adverse effect upon the Company at least until the Company generates significant revenues from OSA-II.

         Change in Business of the Company - Loss of Operating Income. Substantial doubt exists as to whether Onkyo America, Inc. (the "Proposed Buyer") will be able to close the Proposed Transaction. However, the sale of TSA Assets, if it occurs, will result in a major change in the nature of the Company's business. For the fiscal years ended September 30, 1997 and 1998, TSA reported $16,580,270 and $10,815,205, respectively, in revenue or approximately 97.6% and 96.5%, respectively, of the Company's consolidated revenue. TSA's operating income, including the corporate overhead allocation was $3,091,161 and $1,071,657 for such periods; the Company reported operating losses of $(3,304,057) and $(5,529,562) for such periods. Assuming consummation of the Proposed Transaction, the Company's sole remaining operating subsidiary will be TSI which reported approximately $403,853 and $392,653 of revenues in the years ended September 30, 1997 and 1998, respectively, and $1,228,025 for the nine months ended June 30, 1999. Because TSA has been profitable, the Company has utilized those profits to develop the OSA and OSA-II and to meet the Company's other working capital needs including corporate overhead. To date, the Company has only sold five OSA-Is and 13 OSA-IIs and only entered into one long-term lease of its OSA-IIs. While management believes the proceeds from the sale of TSA Assets, if it occurs, will permit the Company to pay its indebtedness and provide working capital to meet current operating losses of TSI, the loss of TSA income will eliminate future contributions to working capital and could adversely affect the Company's long-term financial condition. The Company will be required to meet its future working capital needs from additional financing. The Company is currently engaged in discussion to re-finance its credit line and obtain new equity or debt financing. There can be no assurances that the Company will obtain the necessary financing.

         Liquidity Considerations. Because of its history of losses, the Company at times experiences periods where it has liquidity concerns. Most recently the Company faced such a period prior to its receipt of $1,000,000 in July and August 1999 as described under "Recent Developments" Unless and until the Company develops a profitable business model, it will require additional financing in order to meet its working capital needs. Any equity financing will be dilutive to stockholders if such financing can be obtained. The Company anticipates it has sufficient working capital to last until October 1999, if the TSA sale does not close. The Company is engaged in discussions concerning a new debt or equity financing. The Company believes that it can complete a financing if necessary, which will provide it with sufficient liquidity for at least 12 months. The Company is uncertain as to the ultimate terms it can reach with any potential investors. There can be no assurances that the Company can complete any financing and meet its working capital needs.

         Potential Impact of Conversion of Preferred Stock. On March 31, 1999 the holder of the outstanding $350,000 of the Company's Series A Preferred converted the Series A Preferred into Common Stock at $1.00 per share, or into 350,000 shares. The holder agreed to restrict public sale of these 350,000 shares of Common Stock until October 1, 1999 and thereafter only 70,000 shares may be sold in each month. The Series B Preferred converts at a floating rate but not until November 1, 1999. The Company does not intend to file a registration statement for the sale of the Common Stock underlying the Series B Preferred until November 30, 1999. Commencing in December 1999, the Common Stock issuable upon conversion of the Series B Preferred may begin to be sold under Rule 144. The beneficial owner of the Series B Preferred is a director of the Company. The following impact may result from the conversion of Series B
Preferred:

o The lower the price of the Common Stock, the more shares will be issued upon conversion of the Series B.

o Conversion and sale of some shares increases the supply available for sale, which could further depress the market price. This could have an escalating effect and result in a further depression of the price of the Common Stock.

o The significant downward pressure on the price of the Common Stock could encourage short sales by the selling stockholders or others, which would further depress the market price for the Common Stock.

o The conversion of the Series B Preferred may result in substantial dilution to existing stockholders since the holders may ultimately convert their shares into a very large number of shares of Common Stock if such Common Stock trades at lower prices at the times of conversion.
See "Description of Series B Preferred Stock and Warrants".

         Potential Future Dilution. The following tables set forth certain information if all outstanding Series B Preferred was converted and warrants exercised as of September 3, 1999. The times of convertibility and exercisability vary. See "Recent Developments " and "Description of Warrants" for information as to the first dates of convertibility and exercisability.


----------------------------- --------------------------- --------------------------- --------------------------
                             Amount Outstanding ($ or                                No. of Shares of Common
                                    No. of Shares)          Assumed Bid Price of           Stock Issuable
     Class of Security                                           Common Stock
----------------------------- --------------------------- --------------------------- --------------------------
----------------------------- --------------------------- -------------------------- ----------------------------
Series B Preferred                            $3,500,000                      $1.00                    4,117,647
------------------                            ----------                      -----                    ---------
                                                                              $.875                    4,729,729
                                                                              -----                    ---------
                                                                               $.60                    6,862,745
                                                                               ----                    ---------
                                                                               $.40                   10,294,117
                                                                               ----                   ----------

----------------------------- --------------------------- -------------------------- ----------------------------
Class A Warrants                                 250,000                                                 250,000
----------------                                 -------                                                 -------
Class B Warrants                                  25,000                                                  25,000
----------------                                  ------                                                  ------
Class C Warrants                                 248,383                   N/A                           248,383
----------------                                 -------                   --------                      -------
Class D Warrants                                 350,000                                                 350,000
----------------                                 -------                                                 -------
Class E Warrants                                  50,000                                                  50,000
----------------                                  ------                                                  ------
Class F Warrants                                  50,000                                                  50,000
----------------                                  ------                                                  ------
Class G Warrants                                 100,000                                                 100,000
----------------                                 -------                                                 -------
----------------------------- --------------------------- -------------------------- ----------------------------




---------------------------------------------------------------- ----------------------- -----------------------

    No. of Shares of Common Stock Issuable Upon
                         Conversion of
                           Series B
                      Preferred and Each
                       Class of Warrants
                                                                    Assumed Price of         Percentage of
                                                                      Common Stock         Outstanding Shares
---------------------------------------------------------------- ----------------------- -----------------------
---------------------------------------------------------------- ----------------------- ------------------------
                           5,191,030                                              $1.00                      15%
                           ---------                                              -----                      ---
                           5,703,112                                              $.875                      16%
                           ---------                                              -----                      ---
---------------------------------------------------------------- ----------------------- ------------------------
---------------------------------------------------------------- ----------------------- ------------------------
                           7,936,128                                               $.60                      21%
                           ---------                                               ----                      ---
---------------------------------------------------------------- ----------------------- ------------------------
---------------------------------------------------------------- ----------------------- ------------------------
                          11,367,500                                               $.40                      28%
                          ----------                                               ----                      ---
---------------------------------------------------------------- ----------------------- ------------------------

         Possible Loss of Stock Exchange Listing.
         The Company's Common Stock is traded on the American Stock Exchange (the "Amex"). Section 713 of the Amex Company Guide requires stockholder approval of any transaction involving the sale or issuance of Common Stock (or securities convertible into Common Stock) equals 20% or more of outstanding Common Stock and the price is less than the greater of (i) book value, or (ii) market value. The Company did not obtain approval of its stockholders to issue the Series B Preferred and does not anticipate seeking such approval prior to the conversion and sale of Common Stock thereafter. As reflected in the first chart in the above risk factor, conversion of the Series B Preferred at the prices below the current bid price would most likely involve a transaction relating to the issuance of 20% or more of the Common Stock of the Company. In addition to Section 713, the Amex has the authority under Section 1003 of the Amex Company Guide to delist a security. Since they have broad authority, while certain guidelines are provided, the Amex may delist a security even if none of the guidelines are violated. Section 1003(f)(v) permits delisting if the Common Stock has been "selling for a substantial period of time at a low price per share..." if the Company fails to effect a reverse split. There can be no assurances that the Amex will not delist the Company's Common Stock. If it does so, the market will be far less liquid. In turn, this can further depress the price of the Company's Common Stock.

         Change in Short-Term Financial Condition. If the Proposed Transaction closes, the proceeds from the sale of the Assets will substantially improve the Company's short-term financial condition and liquidity by significantly increasing working capital. However, as detailed in the next risk factor and in "Recent Developments" there is substantial doubt as to the consummation of the sale of Assets. However, the Company's results of operations could be materially and adversely affected for the short-term if the sale is consummated due to the loss of TSA profit contribution. However, the loss of revenues and income from the sale of the TSA Assets will be partially offset by projected annual debt service savings and corporate overhead savings including reduced audit fees, travel costs and other efficiencies. The funds available from the sale of TSA Assets will be necessary to sustain TSI and pay the Company's corporate overhead until TSI is able to generate substantial revenues and reduce its operating losses. With the improvement in short-term liquidity, the Company believes it will have sufficient working capital to successfully market its OSA-IIs over the long-term. No assurances can be given that the Company will have sufficient working capital or that it will be successful in marketing OSA-IIs.

         Failure of Proposed Transaction to Close; Substantial Doubt that the Proposed Transaction Will Close. The Company has been negotiating an agreement with the Proposed Buyer. In addition, the Proposed Buyer is relying upon receiving financing to purchase the Assets. There can be no assurances that all of the conditions to the Proposed Transaction will be satisfied and that it will be consummated

         Changing Technology; Competitive Factors. The OSAs represent a technological breakthrough affecting the oil analysis industry. Oil analysis is a 50-year old technology, which is widely used for diagnostic and preventative maintenance programs for equipment by various industries. Essentially, the OSAs analyze oil at the end user's location thereby avoiding the need to send petroleum samples to a central laboratory. The OSAs utilize complex computer software. In general, the computer industry is subject to rapid and significantly changing technology including potential introduction of new products and technologies, which may have a material adverse impact upon the Company's ability to market and sell OSA-IIs. Although the Company believes that it has a significant advantage over potential competitors as a result of its experience over a five-year period with the OSA-Is, the Company's proprietary database and the proprietary nature of the resulting technology including the development of the OSA-IIs. No assurances can be given that either a comparable or more advanced on-site oil analyzer will not be developed in the future by one or more third parties.

         Patents and Proprietary Information. Historically, the Company generated almost all of its revenue from products subject to patents and patent applications exclusively licensed to the Company. TSA has relied upon the sale of its OHSS enclosures, which are covered by a patent license limited to the United States and Canada. The Company has obtained patents covering various features of the OSA-Is, which are applicable to the OSA-IIs. The Company has applied for additional patents covering various features of the OSA-IIs. In addition, steps have been taken to protect trade secrets through appropriate confidentiality agreements. There can be no assurances that the patent applications for the OSA-II will be granted. The failure by the Company to obtain patents and protect its respective trade secrets could have a material adverse effect on the Company by increasing the likelihood of competition. In addition, other companies may independently develop equivalent or superior technologies and may obtain patent or similar rights with respect to them. Although the Company believes that the software for the OSA-Is and OSA-IIs has been independently developed by it, and that such technology does not infringe on the patents or violate the proprietary rights of others, there can be no assurances that the Company will not be determined to infringe upon the patents or proprietary rights of others, or that patents or proprietary rights of others will not have a material adverse effect on the ability of the Company to commercialize the OSA-IIs. Patent and technology disputes are common with high technology products and services.

         New Technologies and Other Considerations. In order to expand its current product line, the Company may continue to seek new technologies and products. This aspect of the Company's business involves a number of special risks. Because of these risks, the Company will seek capital input and strategic partners to sell equity in suitable products and technologies to these partners in order to reduce the risks to investors. Also, the Company will seek to avoid substantial and long-term expense associated with the necessary research and development. Assuming that the Company is able to enter into agreements with such partners and that those partners will be able to carry out the necessary research and development, there is the risk that the technologies will not perform as expected or be cost effective. Assuming successful research and development, there remains the risks of being able to market the products and locate industry partners or others able to manufacture the products according to stringent quality control standards and in a viable economic manner. There can be no assurances that the Company will be able to successfully locate such technologies and if so, will be able to find strategic partners able to develop and market new technologies. Finally, there is the risk that while the Company is seeking to commercialize a new technology, a competitor will develop technologies, which are more commercially viable thereby reducing the viability of the Company's products.

         Anti-Takeover Considerations. The Company's Restated Certificate of Incorporation (the "Certificate Provisions") contains various provisions designed to deter a third party from launching a hostile takeover for the Company. In addition, the Company has adopted a Shareholder Rights Plan (the "Rights Plan"). In this Prospectus, the Certificate Provisions and the Rights Plan are collectively referred to as the "Anti-Takeover Provisions". The
Certificate Provisions consist of: (i) empowering the Board of Directors (the "Board"), without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series, with such designations, preferences, special rights, qualifications, limitations and restrictions as the Board may determine; (ii) establishing a classified Board whereby election of the directors is staggered and each year approximately one-third of the directors are elected for a three year term; (iii) making it difficult to remove directors for "cause" by requiring a super-majority vote of either: (1) 75% of the stockholders, or (2) 66-2/3% of the stockholders and the majority of the "disinterested directors"; (iv) providing that stockholder action taken by written consent in lieu of a meeting is prohibited unless such consent is signed by the holders of at least two-thirds of the stock; and (v) restricting stockholder nomination of directors to any stockholder with the power to vote at least 15% of the outstanding voting securities of the Company who timely complies with specific notice procedures. In connection with the Rights Plan, the Board declared a dividend of one Preferred Stock Purchase Right (the "Rights") for each outstanding share of the Company's Common Stock. The Rights permit the holders (stockholders of the Company) to purchase Series A Junior Preferred Stock. Holders of Rights have the right to acquire stock of the Company or an "acquiring entity" at one-half of market value. The Rights only become exercisable in the event, with certain exceptions, an acquiring party accumulates 15 percent or more of the Company's voting stock. These Rights may be redeemed by the Company at $.01 per Right prior to the close of business on the 15th day after a public announcement that beneficial ownership of ownership of 15% or more of the Company's voting stock has been accumulated by single acquirer or group (with certain exceptions), under specified circumstances.

         The Anti-Takeover Provisions generally make it more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's Common Stock because it is more difficult to remove the incumbent Board. Thus, the Anti-Takeover Proposals have the affect of: (i) entrenching incumbent management, and (ii) discouraging a third party from making a tender offer at a premium over the market price or otherwise attempting to obtain control of the Company even though such an attempt could be desired by a substantial member of the Company's stockholders. The Anti-Takeover Provisions were not intended to prevent a takeover of the Company on terms which are beneficial to the stockholders and will not do so. They may, however, deter an attempt to acquire the Company in a manner or on terms that the Board determines not to be in the best interest of its stockholders.

         Dependence on Key Personnel. The Company is currently dependent upon the efforts of the key members of its management team consisting of Mr. William
C. Willis, Jr., the Company's President and Chief Executive Officer, and Mr. David Natan, the Company's Chief Financial Officer. In addition, the Company is dependent upon Dr. John Coates, its Director of Technology, who is in charge of the group which developed the OSA-II. In the event that one or more of these persons ceases to be employed by the Company, it may have a material adverse effect upon the Company.

         Competition. Competition in the automotive business and the oil analysis business is intense. With regard to TSA's OHSS business, interior trim suppliers have a substantial competitive advantage as a result of their relationships with automobile manufacturers and their substantially greater degree of financial strength, management depth and engineering expertise. By offering automobile manufacturers the opportunity to deal with one primary supplier, an interior trim supplier can offer alternative speaker placement and thereby competes directly with the Company. With regard to the OSA-II, while the Company is not aware of any other business that markets and sells an on-site oil analysis instrument, the Company's oil analysis subsidiary, TSI, competes with various oil analysis laboratories located throughout the United States. These laboratories offer service through Federal Express or other express delivery couriers and provides facsimile or other rapid delivery of oil analysis reports to the customers.

                               RECENT DEVELOPMENTS

Sale of TSA

         SALE OF TOP SOURCE AUTOMOTIVE, INC. ("TSA")

         On August 14, 1998, the Company executed an Asset Purchase Agreement ("Agreement") with NCT Audio Products Inc., (the "Original Buyer"), a subsidiary of the NCT Group, Inc. of Stamford, Connecticut ("NCTI") to purchase substantially all of the Assets and liabilities of TSA.

         Under the terms and subject to the conditions of the Agreement, on the closing date (the "Closing" or the "Closing Date"), the Original Buyer agreed to purchase 100% of the Assets (the "Assets") and assume substantially all of the liabilities of TSA for a minimum of $10,000,000 in cash by March 31, 1999.

         Ultimately, the Company received $3,500,000 and sold 20% of TSA to the Original Buyer.

         On March 30, 1999 the Company granted the Original Buyer an extension until May 28, 1999 to complete the purchase of TSA. As consideration for this extension, the Company received a $350,000 extension fee comprised of $20,685 in cash, $125,000 of the Original Buyer's minority interest in TSA, and an interest-bearing note ("Note") of $204,315 from the Original Buyer to TSA payable on April 30, 1999. Additionally the Original Buyer pledged to give the Company, $100,000 worth of its convertible preferred stock; and agreed to forfeit all of its potential minority earnings in TSA until June 2000. The Original Buyer failed to close the transaction by May 28, 1999, or pay the Note by April 30, 1999. Therefore, the Note began accruing interest at a rate of two times the prime rate retroactive to April 17, 1999. On May 25, 1999 the Company granted the Original Buyer another extension of time, and the exclusive right to complete the purchase of TSA's assets until July 15, 1999. In return, the Original Buyer agreed to reduce its ownership of TSA from 20% to 15%. On May 26, 1999, the Company entered into a non-binding letter of intent with the Proposed Buyer, granting it exclusive right purchase TSA's assets after July 15, 1999 (in the event the Original Buyer was unable to close the transaction by that time.) The Original Buyer was unable to complete the transaction by the close of business on July 15, 1999. As a result, the Original Buyer's right to purchase TSA Assets expired. As of August 13, 1999, the Note and accrued interest, which had a balance of $214,673, remained unpaid to the Company. Additionally, the Original Buyer has failed to deliver to the Company the $100,000 worth of its preferred stock it pledged to deliver as part of the consideration for receiving the March 30, 1999 extension.

          On July 16, 1999, the Proposed Buyer purchased a 4.9% minority interest in TSA for $500,000. In addition, the Company granted the Proposed Buyer the exclusive right until September 17, 1999 to purchase the assets of TSA for $9,000,000 in cash and $1,000,000 of the Proposed Buyer's convertible preferred stock. Closing of the transaction, which is expected to occur by September 17, 1999, is subject to the signing of a definitive agreement, the Proposed Buyer obtaining financing and customary due diligence.

         Under the terms of the original August 14, 1998 Agreement between the Company and the Original Buyer, the Original Buyer consented to a sale of the Assets in exchange for a prorated share, or 15%, of the net proceeds. Therefore, at the anticipated closing, if it occurs on or about September 17, 1999, the Company will receive approximately $7,368,000 in cash. This is equivalent to 85% of $9,000,000 cash purchase price plus the unpaid Original Buyer's Note plus accrued interest less $500,000 already paid by Proposed Buyer. The Company will also be reimbursed for its expenses, which it advanced on behalf of TSA.

         In the event that Onkyo America does not close on the sale of TSA, it is unlikely that the Company will be able to secure a new Original Buyer in the immediate future. This will have an adverse effect on the short-term financial condition of the Company. Pending completion of the Proposed Transaction, the Company continues to manage and improve TSA's business to maintain its acquisition value and preserve its positive cash flow contribution to the Company. During fiscal 1999, TSA has received purchase orders for approximately $1,000,000 in new after-market business. Additionally, TSA is in active discussions with a major automotive OEM and an aftermarket supplier for additional new business. There can be no assurance that these discussions will result in any new revenue generating programs for TSA.

         During the three months ended June 30, 1999, the Company recognized gain on sale of a minority interest in TSA of approximately $664,000. This gain consists of the Note and cash associated with the extension fee and equity relinquishment in TSA by the Original Buyer to the Company with the second extension.


Other Matters

         In August 1999, the Company received an interim working capital loan of $500,000 from a family trust of which Mr. G. Jeff Mennen is the trustee. Mr. Mennen is a director of the Company. The family trust (the "Mennen Trust") for which Mr. Mennen is a director, previously purchased $3.5 million of Series B Preferred Stock in November and December 1998. The August loan is for six months, pays 10% per annum interest and is unsecured. If not paid by the February 13, 2000 due date, the Mennen trust may convert the note into Common Stock at 90% of fair market value on the date of conversion. The Mennen Trust also received 100,000 warrants exercisable at $.875 per share (the "Class G Warrants"). Upon conversion of the note within 90 day, the Company is required to file a registration statement covering the public sale of the common stock issuable upon conversion of the note. The Class G Warrants expire in August 2009. One-half of the Class G Warrants are currently exercisable and the balance become exercisable on August 13, 2000.

         The Company consummated this transaction after diligently and actively seeking alternative financing sources and concluding that the proposal was superior to competing offers available in strict arms-length transactions. The Board of Directors voted unanimously to approve the unsecured loan with Mr. Mennen abstaining.

         In November 1998, the Company entered into a strategic alliance with Flying J Inc. ("Flying J") a company with over a billion dollars in sales engaged in various facets of highway-related products and services including the operation of large truck stop centers. Under the terms of the agreement, Flying J agreed to purchase and market OSA-IIs in their truck stop service centers. The initial order by Flying J was for the outright purchase of 10 OSA-II units for approximately $700,000. The agreement covers the potential purchase of up to 100 OSA-IIs, payment of per sample technology licensing fees, and provides financial incentive to Flying J for meeting certain performance milestones. In January 1999, Flying J paid the Company in full for all 10 OSA-II units covered in the initial purchase order. Flying J has informed the Company that it will not purchase any additional OSA-II units until certain custom modifications are made to the OSA-II to meet the individual needs of Flying J. The expected cost of the project is between $75,000 - $100,000 all of which will be paid by the Company. The Company expects to complete this project by the end of calendar 1999 and receive additional purchase orders from Flying J. There can be no assurances, however, that the project will be successful or that Flying J will purchase any additional units if the project is completed successfully. The Company believes that these enhancements will have applications at other OSA customer locations and for potential new OSA customers.

In August 1999, the Company entered into its first long-term lease for its OSA-IIs. The lease with Speedco, Inc. ("Speedco"), an affiliate of Shell Oil and Texaco, covers up to 30 OSA-II, including 18 units previously the subject of short-term leases. The company will provide on-going maintenance and marketing and will partner with Speedco in joint marketing programs designed to increase usage of the OSA-IIs.

New Accounting Standards

In June 1997, the Financial Accounting Standards Board ("FASB")" issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information", which is required to be adopted in fiscal years beginning after December 15, 1997. This statement establishes standards for the way public business enterprises report information about products, services, geographic areas and major customers. The Company will adopt SFAS No. 131 or for fiscal year ended September 30, 1999. The adoption of SFAS No. 131 will not have a material impact on its financial position or results of operations.

SELLING STOCKHOLDERS

Table of Selling Stockholders

         The following table sets forth information furnished by the Selling Stockholders, with respect to the number of shares of the Company's Common Stock, including the shares of Common Stock underlying the Warrants owned by each Selling Stockholder on the date of this Prospectus, the shares offered hereby, and the number and percentage of outstanding shares to be owned by each Selling Stockholder after the offering. No Selling Stockholder has held any position, office, or had a material relationship with the Company within the past three years. The beneficial owners of Excalibur Limited Partnership,
Gundyco in Trust for RRSP 550-98866-19, H & H Securities Limited and Intercontinental Holding Company, Ltd. and San Rafael Consulting Group are
William S. Hechter, Esq., Mark Schoom, William S. Hechter, Esq., and Gerry Alexander, respectively. The Company believes Charles Ganz of Mellon Bank exercises discretion to sell the Common Stock offered by the former noteholders. For further information on the Warrants, See "Description of Warrants".


--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

Selling Stockholders   Ownership Prior   Securities Being    Ownership After     Percentage Owned   Percentage Owned
                         to Offering          Offered            Offering        Before Offering     After Offering
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
Excalibur    Limited
Partnership
                      770,038(1)                             78,750(3)          2.5%                *
                                         691,288(2)
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
Gundyco   in   Trust
for RRSP               63,750(4)          30.000(5)          33,750(6)          *                   *
550-98866-19
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
H  &  H   Securities
Limited               20,500(7)           8,200              12,300             *                   *
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
Intercontinental
Holding     Company,  21,000(8)          8,400               12,600             *                   *
Ltd.
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
San Rafael
Consulting Group      21,000(9)          8,400               12,600             *                   *
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------
Certain Former
Noteholders           248,383(10)        248,383             -0-                *                   *
--------------------- ------------------ ------------------- ------------------ ------------------- ------------------

*  Less than 1%.



(1) Represents 621,288 shares obtained upon conversion of Series A Preferred and as dividends, and 52,500 and 17,500 shares underlying Class A and Class B Warrants.

(2) A total of 350,000 shares of Common Stock, may not be sold until October 1, 1999 and then only in amounts of 70,000 per month cumulatively. Does not include 78,750 shares underlying Class A Warrants. These shares have been registered but are not offered for sale by this Prospectus.

(3)  Represents the 78,750 shares referred to in note (2).

(4) Represents 56,250 and 7,500 shares underlying Class A and Class B Warrants. A total of 116,266, share of common stock previously included in a Preliminary Prospectus have been sold under Rule 144 of the Securities Act.

(5) Does not include 33,750 shares underlying Class A Warrants. These shares have been registered, but are not offered for sale by this Prospectus.

(6)  Represents the shares referred to in note (5).

(7) Represents 8,200 shares of Common Stock underlying Class A Warrants which are exercisable as of the date of this Prospectus and 12,300 shares underlying Class A Warrants, which are not currently exercisable. The 12,300 shares have been registered, but are not offered for sale by this Prospectus.

(8) Represents 8,400 shares of Common Stock underlying Class A Warrants which are exercisable as of the date of this Prospectus 12,600 shares underlying Class A Warrants, which are not currently exercisable. The 12,600 shares have been registered, but are not offered for sale by the Prospectus.

(9) Represents 8,400 shares of Common Stock underlying Class A Warrants which are exercisable as of the date of this Prospectus and 12,600 shares underlying Class A Warrants, which are not currently exercisable. The 12,600 shares have been registered, but are not offered for sale by the Prospectus.

(10) Represents 248,383 shares of Common Stock underlying Class C Warrants held by former holders of $745,000 in principal of notes. The Company redeemed their notes in December 1998 or $496,617 and issued one Class C Warrant for each dollar of principal cancelled. The identity of the former noteholders has been withheld in accordance with the policy of the Commission's staff.

                             DESCRIPTION OF WARRANTS

        This Prospectus covers the public sale of the shares of Common Stock underlying presently exercisable Class A, Class B and Class C Warrants. Those shares of Common Stock underlying those Class A Warrants, which are not presently exercisable will be offered for sale by a Supplement to this Prospectus. The Company is not obligated to and does not intend to file a registration statement covering the public sale of shares of Common Stock underlying the Class D E, F, and G Warrants issued to the Mennen Trusts until on or about November 30, 1999. The terms of the various classes of Warrants are described below:

Class of Warrants                   Number of Warrants                Exercise Price            Expiration Date

        A(1)                                250,000                        $1.10                   5/7/2001
-----------------------------------------------------------------------------------------------------------
          B                                  25,000                        $ .89                  11/16/2003
------------------------------------------------------------------------------------------------------------
          C                                 248,383                        $1.78                  12/29/2003
------------------------------------------------------------------------------------------------------------
          D                                 350,000                        $1.93                  11/17/2008
------------------------------------------------------------------------------------------------------------
          E                                  50,000                        $1.75                  05/01/2009
------------------------------------------------------------------------------------------------------------
          F                                  50,000                       $2.00                   01/13/2003
------------------------------------------------------------------------------------------------------------
         G(2)                               100,000                        $.875                   8/13/2009
------------------------------------------------------------------------------------------------------------

---------------------------------------

(1) A total of 100,000 are currently exercisable and the remaining Class A Warrants are exercisable in increments of 50,000 shares commencing 90, 150 and 210 days after the date of this Prospectus.

(2)  50,000 are not exercisable until August 13, 2000.

                              PLAN OF DISTRIBUTION

        All of the shares of Common Stock are offered for sale by the Selling Stockholders as listed in this Prospectus under "Selling Stockholders". The Company will receive none of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders. However, the Company will receive a maximum of approximately $739,622 in connection with the exercise of up to 100,000 Class A 25,000 Class B and 248,383 Class C Warrants, the underlying shares of Common Stock of which are covered by this Prospectus.
Such proceeds will be used for general corporate purposes.

        The Company has been advised by the Selling Stockholders that the shares of Common Stock may be offered and sold from time to time by or on behalf of the Selling Stockholders, in or through transactions or distributions (including crosses and block transactions) on the American Stock Exchange, or in the over-the-counter market at market prices prevailing at the time of sale, or at negotiated prices, and in connection therewith commissions may be paid to brokers. Brokers participating in such transactions may act as agents for the Selling Stockholders. The Selling Stockholders, and any brokers participating in this offering may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them may be deemed to be underwriting compensation.


                                  LEGAL MATTERS

        The legality of the securities to be offered hereby will be passed upon for the Company by Michael Harris, P.A., 1645 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401. Attorneys employed by that law firm are the beneficial owners of 31,000 shares of Common Stock.


                                     EXPERTS

        The financial statements and schedules of Top Source Technologies, Inc. incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting in giving said report.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.


                   TABLE OF CONTENTS

                                                 Page
Available Information.......................     __

Documents Incorporated by
 Reference..................................     __

Risk Factors................................     __

Recent Developments.........................     __

Pro Forma Condensed Financial
  Information of the Company................     __

Selling Stockholders........................     __

Description of Series B Preferred
  Stock and Warrants........................     __

Plan of Distribution........................     __

Legal Matters...............................     __

Experts.....................................     __











================================

================================


             TOP SOURCE TECHNOLOGIES, INC.

                     994,671 Shares

                          of

                     Common Stock

                   ----------------

                      Prospectus
                   ----------------





                               , 1999




================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates except the Commission registration fee. Such expenses will be paid by the Company. None of these expenses will be paid by the Selling Stockholders.

  Registration fee ........................................      $ 1,245.52
    Printing expenses........................................      $   100.00
    Accounting fees and expenses.............................      $14,000.00
    Legal fees and expenses (other than Blue Sky)............      $24,000.00
    Blue Sky fees and expenses...............................      $      .00
    Miscellaneous............................................      $   654.48
                                                                   ----------
               Total.........................................      $40,000.00
                                                                   ==========


Item 15. Indemnification of Directors and Officers.

         The Company's amended and restated certificate of incorporation provides that the Company shall indemnify its current and former officers and directors against expenses reasonably incurred by or imposed upon them in connection with or arising out of any action, suit or proceeding in which they may be involved or to which they may be made parties by reason of their being or having been a director or officer of the Company, or at its request, of any other corporation which it is a stockholder or creditor and from which such officers and directors are not entitled to be indemnified by (whether or not they continue to be directors or officers at the time of imposing or incurring such expense), except in respect of matters as to which they shall be finally adjudged in such action, suit or proceeding liable for negligence or misconduct. In the event of settlement of any such action, suit or proceeding, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by counsel that the persons to be indemnified did not commit a breach of duty. The foregoing right of indemnification shall not be exclusive of other rights to which such persons may be entitled.

         In addition, the Company has entered into indemnification agreements with its executive officers and directors. These agreements provide that the Company shall indemnify its executive officers and directors, if by reason of their corporate status, they are or are threatened to be made parties to any third-party proceedings, to the fullest extent provided by Delaware law. The agreements provide for indemnification against expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred by them or on their behalf in connection with such proceeding or any claim, issue or matter therein if (i) they acted in good faith; (ii) they reasonably believed in the case of conduct in their official capacity with the Company that their conduct was in the Company's best interests or in all other cases, that their conduct was at least not opposed to the Company's best interests; (iii) with respect to any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful; and (iv) with respect to an employee benefit plan they reasonably believed their conduct to be in the best interests of the participants and/or beneficiaries of the plan. The indemnification agreements also provide indemnification in direct and derivative actions provided such officers or directors acted in good faith and in a manner they reasonably believed to be not opposed to the best interests of the Company. Such officers or directors are not entitled to indemnification in connection with any proceeding charging improper personal benefits to such officers or directors, whether or not involving action in their official capacity, in which they were judged liable on the basis that personal benefit was improperly received by them.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

Item 16. Exhibits.

4.       Form of Common Stock Certificate (1)
4.3      Form of Class A Warrants (2)
4.5      Form of Private Securities Subscription Agreement (2)
4.6      Form of Class B Warrants (3)
4.7      Form of Class C Warrants (4)
4.8      Form of Stock Purchase Agreement (Series B Preferred) (5)
4.9      Third Certificate of Designation 5)
5.       Opinion of Michael Harris, P.A. (4)
23.1     Consent of Arthur Andersen LLP
23.2     Consent of Michael Harris, P.A. (7)
99       Speedco, Inc. Long-Term Lease
99.1     Flying J. Inc. Agreement
99.2     Amendment to Note Purchase Agreement (4)
99.3     Amendment to Loan and Security Agreement (6)
99.4     SPX Agreement
99.5     Staveley, Inc. plc Agreement
99.6     Onkyo America Letter Agreement dated July 16, 1999 (8)
99.7     Mennen Trust Convertible Note
99.8     Mennen Trust 100,000 Warrants


(1)      Contained in Registration Statement on Form 8-A filed March 12, 1992.
(2) Contained in Form 10-Q for the period ended March 31, 1998 filed on May 20, 1998 (Item 6, Exhibit 10.1).
(3)      Contained in Registration Statement on Form S-3/A No. 5 filed on
         May 21, 1999 Item 16, Exhibit 4.6)
(4) Contained in Registration Statement on Form S-3/A No. 4 filed on January 29, 1999.
(5)      Contained in Form 10-K/A No. 1 for the year ended September 30, 1998
(6) Contained in the Form 10-K for the year ended September 30, 1998 (Item 14, Exhibit 10.20).
(7)      Contained in Opinion of Michael Harris, P.A.
(8) Contained in Form 10-Q for the quarter ended June 30, 1999 filed on August 16, 1999 (Item 6. Exhibit 10.24)

Item 17.          Undertakings.

         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)To  include  any  material   information   with  respect  to  the  plan  of
     distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by
     Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 15 above), or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act or 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-3 and has duly caused this Amendment No. 6 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on this 3rd of September, 1999.

                                      TOP SOURCE TECHNOLOGIES, INC.


                                      By: /s/ William C. Willis, Jr.
                                          William C. Willis, Jr.
                                          (Chief Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Name                                          Title                               Date
----                                          -----                               ----
/s/ William C. Willis, Jr.                  Director                          September 3, 1999
--------------------------
William C. Willis, Jr.

/s/ David Natan                         Vice President and CFO                September 3, 1999
--------------------------
David Natan                           (Principal Financial and
                                    Accounting Officer) and Director

/s/ Ronald Burd                                Director                       September 3, 1999
Ronald Burd

/s/ G. Jeff Mennen                             Director                       September 3, 1999
--------------------------
G. Jeff Mennen

/s/ L. Kerry Vickar                            Director                       September 3, 1999
--------------------------
L. Kerry Vickar



                                  EXHIBIT INDEX
Exhibit No.

4.                Form of Common Stock Certificate (1)
4.3               Form of Class A Warrants (2)
4.5               Form of Private Securities Subscription Agreement (2)
4.6               Form of Class B Warrants (3)
4.7                Form of Class C Warrants (4)
4.8               Form of Stock Purchase Agreement (Series B Preferred) (5)
4.9               Third Certificate of Designation 5)
5.                Opinion of Michael Harris, P.A. (4)
23.1              Consent of Arthur Andersen LLP
23.2              Consent of Michael Harris, P.A. (7)
99                Speedco, Inc. Long-Term Lease
99.1              Flying J. Inc. Agreement
99.2              Amendment to Note Purchase Agreement (4)
99.3              Amendment to Loan and Security Agreement (6)
99.4              SPX Agreement
99.5              Staveley, Inc. plc Agreement
99.6              Onkyo America Letter Agreement dated July 16, 1999 (8)
99.7              Mennen Trust Convertible Note
99.8              Mennen Trust 100,000 Warrants

(1)               Contained in Registration Statement on Form 8-A filed
                  March 12, 1992.
(2) Contained in Form 10-Q for the period ended March 31, 1998 filed on May 20, 1998 (Item 6, Exhibit 10.1).
(3) Contained in Registration Statement on Form S-3/A No. 5 filed on May 21, 1999 (Item 16, Exhibit 4.6)
(4) Contained in Registration Statement on Form S-3/A No. 4 filed on January 29, 1999.
(5)               Contained in Form 10-K/A No. 1 for the year ended
                  September 30, 1998
(6)               Contained in the Form 10-K for the year ended
                  September 30, 1998 (Item 14, Exhibit 10.20).
(7)               Contained in Opinion of Michael Harris, P.A.
(8) Contained in Form 10-Q for the quarter ended June 30, 1999 filed on August 16, 1999 (Item 6. Exhibit 10.24)

                                  EXHIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         As Independent Public Accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made a part of this Registration Statement.




ARTHUR ANDERSEN, LLP

West Palm Beach, Florida
September 3, 1999